BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090204

Filed in the office of	Document Number
Barbara K. Cegavske	20150281186-04
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/19/2015 4:13 PM
	Entity Number E0285182010-9

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Amazonica, Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 shall be amended to state as follows:

"a. The Corporation shall be authorized to issue the following shares:

5,000,000,000 shares of common stock, par value $0.0001
1,000,000 shares of preferred stock, par value $0.0001

b. The designations and the powers, preferences and rights and the qualifications and restrictions thereof are as folows: (Cont'd on pages attached hereto.)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X MICHAEL SOURSOS

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

1) The Preferred Shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

2) All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.

3) No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporations which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporations which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

4) The capital stock of this corporation shall be nonassessable and shall not be subject to assessment to pay the debts of the corporation. Shares are issued without cumulative voting rights and without any preemptive rights.

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20150281187-15
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/19/2015 4:13 PM
	Entity Number E0285182010-9

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:
Amazonica, Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
The Board of Directors hereby designates the following series of preferred shares:

1 Series A Preferred Share with rights as described in the "Certificate of Designation of Series A Preferred Shares" attached hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature] MICHAEL SOURSOS

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

AMAZONICA CORP.

Section 1. Designation and Number of Shares. There is hereby designated out of the authorized and unissued shares of preferred stock of Amazonica Corp. (the "Corporation") a series of nonperpetual preferred stock designated as the "Series A Preferred Stock" (the "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be one (1), which number may be decreased from time to time, but not increased, by the vote of the Board of Directors. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The par value of the Series A Preferred Stock shall be $0.001 per share.

Section 2. Dividends.

(a) Accrual of Dividends. There shall be no inherent right to dividends paid by the Company unless otherwise determined by the Board of Directors.

Section 3. Liquidation, Dissolution or Winding Up.

(a) Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets or funds of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to 100% of all declared but unpaid dividends, and all accrued but unpaid dividends and interest thereon, if any, on each such share of Series A Preferred Stock, in each case as of the date of such Liquidation Event (the "**Series A Liquidation Preference**").

(b) Insufficient Assets. In the event the assets of the Corporation available for distribution to the Holders upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which such Holders are entitled as provided above, no such distribution shall be made on account of any other Parity Stock, unless a pro rata distribution is made on the Series A Preferred Stock and such other Parity Stock, with the amount allocable to each series of such Parity Stock and the Series A Preferred Stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each Series Aeing made on a pro rata basis.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and the corresponding amounts payable with respect of

any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Consolidation; Merger. The consolidation or the merger of the Corporation with or into any other Person or the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.

Section 4. Voting. The Holders shall have voting rights equal to exactly four (4) times the number of issued and outstanding shares of common stock at the time of any vote taken by the Company.

Section 5. Conversion. Holders of shares of Series A Preferred Stock shall have no right to convert or exchange those shares into Common Stock or any other class of securities of the Corporation.

Section 6. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all Holders of Series A Preferred Stock by the affirmative written consent or vote of the Holders of all of the shares of Series A Preferred Stock then outstanding.

Section 7. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the laws of Nevada

Section 8. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.